SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                             LASERSIGHT INCORPORATED
                (Name of Registrant as Specified In Its Charter)
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction
       applies: ______________________________
    2) Aggregate number of securities to which transaction
       applies: ______________________________
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       _________________________________________________________________________
      4) Proposed maximum aggregate value of transaction: ______________________
      5) Total fee paid: _______________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:
                               -------------------------------------------------
    2) Form, Schedule or Registration Statement No.:
                                                     ---------------------------
    3) Filing Party:
                     -----------------------------------------------------------
    4) Date Filed:
                     -----------------------------------------------------------

                             LaserSight Incorporated
                        3300 University Blvd., Suite 140
                           Winter Park, Florida 32792

Dear Fellow Stockholder:

       You are cordially invited to attend the 2001 Annual Meeting of Stockholders of LaserSight Incorporated to be held at the Hyatt Regency Orlando International Airport, Orlando, Florida, telephone (407) 825-1234, on Thursday, July 12, 2001 at 10:00 a.m. local time. We are pleased to enclose the notice of our 2001 Annual Stockholders' meeting, together with the attached Proxy Statement, a proxy card and an envelope for returning the proxy card. Also enclosed is LaserSight's 2000 Annual Report to Stockholders.

       Please carefully review the Proxy Statement and then complete, date and sign your Proxy and return it promptly. If you attend the meeting and decide to vote in person, you may withdraw your Proxy at the meeting.

       If you have any questions or need assistance in how to vote your shares, please call William Kern, Vice President, Corporate Development, at
(407) 678-9900, ext. 163. Your time and attention are appreciated.

                                   Sincerely,

                                   /s/Michael R. Farris
                                   -------------------------------------
                                   Michael R. Farris
                                   President and Chief Executive Officer

June 5, 2001

                             LASERSIGHT INCORPORATED
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    The 2001 Annual Meeting of Stockholders of LaserSight Incorporated, a Delaware corporation, will be held on Thursday, July 12, 2001 at 10:00 a.m. local time, at the Hyatt Regency Orlando International Airport, Orlando, Florida, for:

       1. The holders of LaserSight's common stock and Series C Preferred Stock, or the Voting Holders, voting together, to elect six directors, all of such persons to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. We refer to this Proposal No. 1 as the Election of Directors Proposal in this Proxy Statement;

       2. The Voting Holders to consider and vote on a proposal to approve an amendment to LaserSight's 1996 Equity Incentive Plan, or Equity Incentive Plan, to increase the aggregate number of shares available for issuance under the Equity Incentive Plan. We refer to this Proposal No. 2 as the Equity Incentive Plan Proposal in this Proxy Statement;

       3. The Voting Holders to consider and vote on a proposal to ratify the appointment of KPMG LLP as auditors of LaserSight for the 2001 fiscal year. We refer to this Proposal No. 3 as the Auditor Ratification Proposal in this Proxy Statement; and

       4. The Voting Holders to transact such other business that is properly brought before the Annual Meeting.

These proposals are described in the attached Proxy Statement.

       Only holders of LaserSight's common stock (together with the associated preferred stock purchase rights) and LaserSight's Series C Convertible Participating Preferred Stock, or Series C Preferred Stock, of record on the books of LaserSight at the close of business on May 14, 2001, or the Record Date, will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. A list of stockholders as of the Record Date will be available at the Annual Meeting.

       Your vote is important. All stockholders are invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, please mark, date and sign your Proxy and return it promptly in the enclosed envelope. Any stockholder attending the Annual Meeting may vote in person even if the stockholder returned a Proxy.

                                   By Order of the Board of Directors,

                                   /s/Gregory L. Wilson
                                   -------------------------------------
                                   Gregory L. Wilson
                                    Secretary

Winter Park, Florida
June 5, 2001

       Please return the enclosed proxy, which is being solicited on behalf of the Board of Directors of LaserSight, in the enclosed envelope, which requires no postage if mailed in the United States.

                             LASERSIGHT INCORPORATED
                        3300 University Blvd., Suite 140
                           Winter Park, Florida 32792


                                 PROXY STATEMENT

       Proxies in the accompanying form are being solicited by the Board of Directors of LaserSight for use at the Annual Meeting of Stockholders on Thursday, July 12, 2001, or at any adjournment or postponement thereof. The Annual Meeting will be held at the Hyatt Regency Orlando International Airport, Orlando, Florida, at 10:00 a.m. local time. This Proxy Statement is first being mailed to stockholders on or about June 5, 2001.

       Proxies are being solicited from the holders of LaserSight's common stock and Series C Preferred Stock with respect to each of the matters to be presented at the Annual Meeting. Because LaserSight's common stock and Series C Preferred Stock provide for different voting rights, separate forms of proxy are being distributed to the holders of common stock and Series C Preferred Stock. To the extent that any Voting Holder owns common stock and Series C Preferred Stock, such stockholder will receive separate proxy cards, and must complete and return each such proxy in order to ensure that the voting power represented by the common stock and Series C Preferred Stock held by such person are voted by proxies.

            INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

       Record Date. The Board of Directors has fixed the close of business on May 14, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, LaserSight had outstanding 23,563,111 shares of common stock and 2,000,000 shares of Series C Preferred Stock. The common stock and the Series C Preferred Stock are sometimes collectively referred to in this Proxy Statement as the "Voting Shares." A list of stockholders of record entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any purpose germane to the meeting, during normal business hours, for a period of 10 days prior to the Annual Meeting at the office of LaserSight located at 3300 University Blvd., Suite 140, Winter Park, Florida 32792. Such list will also be available at the Annual Meeting.

       Voting Rights. Each share of common stock outstanding as of the Record Date is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Each share of Series C Preferred Stock outstanding as of the Record Date is entitled to one vote for each share of common stock into which such Preferred Stock is then convertible upon each of the matters to be presented at the Annual Meeting. The Series C Preferred Stock is convertible into common stock on a share-for-share basis.

       Voting at the Annual Meeting. The presence of holders of a majority of the outstanding Voting Shares, whether in person or by proxy, will constitute a quorum at the Annual Meeting. LaserSight's Certificate of Incorporation does not provide for cumulative voting. A plurality of the votes of the Voting Shares present, either in person or by proxy, and entitled to vote on the election of directors at the Annual Meeting is required to elect the six directors to be elected by the Voting Holders. The affirmative vote of the holders of a majority of the Voting Shares present, either in person or by proxy, and entitled to vote at the Annual Meeting is required to approve the Equity Incentive Plan Proposal and the Auditor Ratification Proposal.

       Abstentions will be considered present for purposes of determining whether a quorum exists. Shares represented at the Annual Meeting which are held by a broker or nominee and as to which (1) instructions have not been received from the beneficial owner or the person entitled to vote and (2) the broker or nominee does not have discretionary voting power with respect to one or more matters are considered not entitled to vote on such matters. We use the term "broker non-votes" to refer collectively to these shares in this Proxy Statement. Generally, shares represented by a proxy card containing broker non-votes with respect to all matters voted upon will not count towards a quorum, however, because brokers will have discretionary voting power with respect to at least one matter to come before this meeting, shares represented by a proxy card containing a broker non-vote will count toward the quorum. Additionally, shares represented by a proxy card containing a broker non-vote and also containing an indication of how to vote with respect to any item, will count towards a quorum. In accordance with Delaware law and LaserSight's Certificate of Incorporation and Bylaws (1) because the election of directors requires a plurality of the votes present, abstentions, the withholding of voting authority and broker non-votes will have no affect on the outcome of the election of directors, and (2) for the adoption of all other proposals, which require a majority of the Voting Shares present in person or by proxy and entitled to vote, broker non-votes will not be considered present and will not affect the outcome of the vote with respect to those matters, but abstentions will have the effect of a vote against such proposals.

       Proxies; Revocation. Whether or not you plan to attend the Annual Meeting, please sign, date and mail your proxy card in the enclosed postage prepaid envelope. The persons named in the proxy card, the proxy holders, will vote your shares according to your instructions. In the absence of contrary instructions, shares represented by any proxy card will be voted for the election of the applicable nominees listed in Proposal No. 1 and for all of the other proposals recommended by the board of directors in this Proxy Statement. The proxy card gives authority to the proxy holders to vote your shares in their discretion on any other matter presented at the Annual Meeting.

       Any stockholder who executes and returns a proxy card may revoke it at any time before it is exercised by (1) filing with the Secretary of LaserSight written notice of such revocation or a duly executed proxy card bearing a later date, or (2) by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

       Solicitation. The cost of soliciting proxies will be borne by LaserSight. In addition, LaserSight may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of LaserSight's directors, officers and employees, without additional compensation, personally or by telephone, telegraph or facsimile.

                                 PROPOSAL NO. 1:
                              ELECTION OF DIRECTORS

       The nominees for the Board of Directors are set forth below. The terms of all incumbent directors expire at the Annual Meeting or at such later time as their successors have been duly elected and qualified. Nominees elected at the Annual Meeting will serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Each of the nominees are currently directors of LaserSight and are standing for reelection.

       The nominees have agreed to serve if elected. However, if any nominee becomes unable or unwilling to serve if elected, the shares represented by proxy cards will, absent contrary instruction, be voted for the election of the person, if any, recommended by the Board of Directors or, in the alternative, for holding a vacancy to be filled by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

       Listed below are the names and ages of the nominees, the year each individual began continuous service as director of LaserSight, and the business experience of each, including principal occupations, at present and for at least the past five years.

Nominees for Election by the Voting Holders at the Annual Meeting:

Michael R. Farris (41).......................................Director since 1995

       Mr. Farris has served as President and Chief Executive Officer of LaserSight since November 1995. He had previously been President and Chief Executive Officer of The Farris Group (a consulting firm that LaserSight acquired from Mr. Farris in February 1994) and predecessor consulting and search firms for more than 10 years.

Francis E. O'Donnell, Jr., M.D. (51).........................Director since 1992

       Dr. O'Donnell has served as the Chairman of the Board of LaserSight since April 1993. Dr. O'Donnell also was Chief Executive Officer of LaserSight from April 1993 to July 1993. He founded O'Donnell Eye Institute, St. Louis, Missouri, which has performed laser vision correction procedures since 1989.
Dr. O'Donnell is a former Professor and Chairman, Department of Ophthalmology at the St. Louis University School of Medicine. In his role as managing partner of the Hopkins Capital Group, L.L.C., a biotech business development company, Dr. O'Donnell is actively involved with PhotoVision, Inc., RetinaPharma, Inc. and BioKeys, Inc., biopharmaceutical companies, APP Pharmaceutical Network, Inc., a retailer of biotech pharmaceuticals, Sublase, L.L.C., a medical laser company and BioDelivery Sciences International, Inc., a drug delivery technology company. All are privately held except BioKeys, Inc. Dr. O'Donnell is the founder and managing partner of Hopkins Biotech Development Corporation, which invests in biotech companies.

Terry A. Fuller, Ph.D. (52)..................................Director since 1997

       Dr. Fuller has been President and Chief Executive Officer of Fuller Research Corporation, a privately-held producer of high-technology surgical devices and services, since March 1984. Since July 1998, he has also been the President and Chief Executive Officer of PhotoVision Pharmaceuticals, Inc., an ophthalmic drug and medical device development company. From March 1997 through November 1998, he was President and Chief Executive Officer of Laser Skin Toner, Inc. From 1990 to November 1996, he was Chief Operating Officer and Executive Vice-President of Surgical Laser Technologies, Inc., a producer of laser systems for surgical use.

David T. Pieroni (55)........................................Director since 1996

       Mr. Pieroni has been President of Independent Management Advisors, Inc., a management consulting company, and its predecessor, Pieroni Management Counselors, Inc., since September 1996 and during a portion of 1995. He was President of LaserSight's TFG subsidiary from November 1995 to September 1996. From 1991 to 1995, he was President of Spencer & Spencer Systems,
Inc., an information systems consulting company. From 1977 to 1990, he was a partner in the health care and management consulting practice of a predecessor of Ernst & Young LLP.

D. Michael Litscher (54).....................................Director since 2000

       Mr. Litscher has served as LaserSight Technologies' Chief Operating Officer since April 2000. From 1995 until he joined LaserSight, Mr. Litscher served as General Manager for Frantz Tool and Design, the injection molding and plastics device division of Frantz Medical Group, since 1995. From 1993 to 1995 Mr. Litscher served as Vice President-Manufacturing Operations for Frantz Medical Group. From 1988 to 1992 Mr. Litscher served as Manager of New Products Manufacturing for Coulter Corporation's Hemotology Division.

Guy W. Numann (69) ..........................................Director since 2000

       Mr. Numann retired from Harris Corporation where he served as president of the company's Communication Sector from 1989 until his retirement in 1997. From 1984 to 1989 Mr. Numann served as senior vice president and group executive for the Communications Sector. Mr. Numann currently serves as a member of Rensselaer Polytechnic Institute's School of Engineering Advisory Board.

         The Board of Directors recommends that stockholders vote "FOR"
                              the forgoing nominees

Directors Not Standing For Reelection

       Information regarding the member of the Board of Directors who is not standing for reelection at the Annual Meeting is set forth below:

Gary F. Jonas (56)...........................................Director since 1998

       Mr. Jonas has served as the Managing Partner of Venture Philanthropy Partners, a philanthropy fund focused on programs serving low income children in education and learning, since 2000. From 1997 to 2000, Mr. Jonas was Executive Vice President, Strategic Growth for TLC Laser Eye Centers Inc. Prior to joining TLC in 1997, Mr. Jonas was a founder and Chief Executive Officer of 20/20 Laser Centers Inc. from 1993 to 1997. From 1988 to 1993, Mr. Jonas served as the President and Chief Operating Officer of Earle Palmer Brown, an advertising agency in the U.S. From 1975 to 1988, Mr. Jonas was the Chief Executive Officer of University Research Corporation, a health service consulting company.

Other Executive Officers

       The following executive officers of LaserSight are not directors:

Jack T. Holladay, M.D. (54)

       Dr. Holladay has served as Medical Director of LaserSight since October 1999. Dr. Holladay has been a practicing ophthalmologist since 1978. Since 1978 Dr. Holladay has also served as a professor at the University of Texas Medical School, and has been a visiting professor at several major ophthalmology programs around the world. Dr. Holladay is an active member of the American Academy of Ophthalmology, has served as chairman of its committee on low vision and of its committee on optics, refraction and contact lenses, and is also a member of its committee for ophthalmic technology development. He has also has lectured extensively, authored numerous scientific articles and book chapters, and has invented instruments and methods related to vision testing.

Gregory L. Wilson (43)

       Mr. Wilson has served as Chief Financial Officer of LaserSight since July 1994. Mr. Wilson has also served as Chief Financial Officer of our TFG subsidiary since 1993. From 1986 to 1993, he was a management consultant with Deloitte & Touche LLP, an international accounting and consulting firm.

L. Stephen Dalton (48)

       Mr. Dalton has served as LaserSight's Senior Vice President and Chief Scientific Officer since April 2000. From 1994 until he joined LaserSight, Mr. Dalton served as Vice President of Expertech Associates, Inc., a regulatory and quality systems consulting firm. Mr. Dalton's prior experience includes the senior regulatory affairs/quality systems position in the following companies:
Xanar Surgical Lasers (Johnson & Johnson), Sharplan Lasers, Storz Instruments, Inc., and Intermedics Orthopedics.

Christine A. Oliver (49)

       Ms. Oliver has served as LaserSight's Senior Vice President, Sales and Marketing since October 2000. Prior to joining LaserSight, Ms. Oliver held positions with Summit Autonomous, a laser manufacturer, from 1996 until 2000, including the last two years as their Vice President, Marketing and Sales. Ms. Oliver's prior experience includes various marketing and sales responsibilities with Alcon Laboratories.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

       During 2000, the Board of Directors met in person or by telephone conference call 15 times. No member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of the meetings of committees on which such director serves.

       The Board of Directors has an Executive Committee, an Audit and Finance Committee, an Executive Compensation and Stock Option Committee and a Nominating Committee. Each such committee consists of one or more directors appointed by the Board of Directors.

       The Executive Committee is responsible for facilitating certain executive actions, thereby eliminating the need for full Board approval for such actions. Specific duties, responsibilities and authority are established by the full Board of Directors from time to time. In 2000, the Executive Committee did not meet. The Executive Committee consisted of Messrs. O'Donnell, Jonas and Farris until December 2000, when Mr. Jonas left the board.

       The Nominating Committee is responsible for reviewing the qualifications of, and recommending to the Board of Directors, candidates for election to the Board of Directors. The Nominating Committee considers suggestions from many sources regarding possible candidates for director. LaserSight's Bylaws establish an advance notice procedure with respect to stockholder nominations of candidates for election as directors. See "Stockholder Proposals--Stockholder Proposals, In General." Until December 2000, when Mr. Jonas left the board, the Nominating Committee consisted of Messrs. Fuller, Jonas and Pieroni. In 2000, the Nominating Committee did not meet, but did take action by written consent to nominate a slate of directors to stand for election at the 2000 Annual Meeting of Stockholders of LaserSight. Subsequent to Mr. Jonas' departure from the board of directors in December 2000, the Nominating Committee has consisted of Messrs. Fullers and Pieroni.

       The Executive Compensation and Stock Option Committee, or Compensation Committee, is responsible for reviewing LaserSight's general compensation strategy; establishing salaries and reviewing benefit programs for certain executive officers; reviewing, approving, recommending and administering LaserSight's stock option plans and certain other compensation plans; and approving certain employment contracts. Until March 2000, when Ms. Bakker left the board, the Compensation Committee consisted of Mr. Jonas and Ms. Bakker. During 2000 and prior to Ms. Bakker's departure from the board, the Compensation Committee met two times. Subsequent to Ms. Bakker's departure from the board, the Compensation Committee's duties were handled by the board as a whole.

       The Audit and Finance Committee, or Audit Committee, is responsible for recommending the appointment of independent accountants; reviewing the arrangements for and scope of the audit by independent accountants; reviewing the independence of the independent accountants; considering the adequacy of the system of internal accounting controls and reviewing any proposed corrective actions; discussing with management and the independent accountants LaserSight's draft annual financial statements and key accounting and/or reporting matters; and reviewing the terms of potential acquisitions. In 2000, the Audit and Finance Committee met five times. The Audit and Finance Committee consisted of Messrs. Pieroni, Fuller and Ms. Bakker until March 2000, when Ms. Bakker left the board. Mr. Numann joined the committee upon his election to the board on June 9, 2000.

       LaserSight adopted a formal written Audit Committee charter on June 9, 2000 and we believe that we are in compliance with the new Nasdaq audit committee structure and membership requirements. In making this determination, we had particular concerns about whether Mr. Numann would satisfy the new Nasdaq audit committee membership requirements because of his ownership of a warrant that was granted to Mr. Numann in 1999 as consideration for his performance of consulting services on behalf of LaserSight. We requested that Nasdaq provide us interpretive advice on this matter and we have received preliminary advice from Nasdaq's staff members that Mr. Numann would satisfy such audit committee membership requirements; however, the final determination as to whether Mr. Numann satisfies such audit committee membership requirements will not be made until Nasdaq's general counsel has had an opportunity to review the Nasdaq staff member's preliminary advice. As of the date of the filing of this Proxy Statement such review and determination has not yet been made. In the event that Nasdaq finally determines that Mr. Numann does not satisfy the audit committee membership requirements, the Board will have to either (i) find a replacement for Mr. Numann to serve on the Audit Committee, or (ii) make the determination that, as a result the exceptional and limited circumstances surrounding Mr. Numann's service on the Audit Committee, Mr. Numann's continued service on the Audit Committee is required in order to serve the best interests of LaserSight and its shareholders.

                            COMPENSATION OF DIRECTORS

       Each non-employee director receives a fee of $500 for each board or committee meeting attended. In addition, during 2000, each non-employee director was granted an option under LaserSight's Non-Employee Directors Stock Option Plan to purchase 15,000 shares of common stock and each committee chairman and the Chairman of Board was granted an additional option to purchase 5,000 shares. The exercise price of each such option on June 9, 2000, was $5.00 per share (100% of the market price of common stock on the date of grant). Directors who are also full-time employees of LaserSight received no additional cash compensation for services as directors.

           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

       The following table sets forth certain information regarding ownership of LaserSight common stock, as of April 30, 2001, by:

           o each person known to LaserSight to own beneficially more than 5% of LaserSight outstanding common stock;
           o  each of LaserSight's directors;
           o each of LaserSight's executive officers named in the summary compensation table; and
           o  all of LaserSight's directors and executive officers as a group.

       The beneficial ownership of LaserSight's common stock set forth in this table is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned, subject to community property laws where applicable.


                                                            Class of Voting Securities
                                                            --------------------------
                                                      Common Stock                             Voting Authority
     Name and Address of Beneficial Owner             Ownership (1)       Series C Preferred     Ownership (6)
     ------------------------------------             -------------       ------------------     -------------
     Directors, Nominees and Executive Officers:
              Francis E. O'Donnell, Jr., M.D.         319,745 (2)(3)                     0            319,745
                                                                1.4%                                     1.2%
              Michael R. Farris                          811,834 (3)                     0            811,834
                                                                3.4%                                     3.1%
              David T. Pieroni                            72,500 (3)                     0             72,500
                                                                   *                                        *
              Terry A. Fuller, Ph.D.                      56,562 (3)                     0             56,562
                                                                   *                                        *
              D. Michael Litscher                         66,667 (3)                     0             66,667
                                                                   *                                        *
              Guy W. Numann                               60,000 (3)                     0             60,000
                                                                   *                                        *
              Jack T. Holladay, M.D.                     135,750 (3)                     0            135,750
                                                                   *                                        *
              Gregory L. Wilson                           81,667 (3)                     0             81,667
                                                                   *                                        *
              L. Stephen Dalton                           66,667 (3)                     0             66,667
                                                                   *                                        *
              Christine A. Oliver                         38,000 (3)                     0             38,000
                                                                   *                                        *
              J. Richard Crowley                         151,336 (3)                     0            151,336
                                                                   *                                        *
     All directors, nominees and executive             1,860,728 (3)                     0          1,860,728
     officers as a group (11 persons)                           7.5%                                     7.0%

                                                            Class of Voting Securities
                                                            --------------------------
                                                      Common Stock                             Voting Authority
     Name and Address of Beneficial Owner             Ownership (1)       Series C Preferred     Ownership (6)
     ------------------------------------             -------------       ------------------     -------------
     Other 5% Stockholders:
              TLC Laser Eye Centers Inc.               1,830,673 (4)         2,000,000 (5)          3,830,673
              5600 Explorer Drive, Suite 101                    7.8%                                    15.0%
              Mississaugua, Ontario
              Canada L4W 4Y2

              BayStar Capital, L.P. and                2,618,254 (4)                     0          2,618,254
              BayStar International, Ltd. (7)                  10.8%                                    10.0%
              1500 West Market Street
              Mequon, Wisconsin  53092

              James W. Vaughan                         1,186,025 (4)                     0          1,186,025
              2470 Schuetz Road                                 5.0%                                     4.6%
              Maryland Heights, Missouri  63043

--------------------------

     * Less than 1%.

(1) Each number of shares of common stock shown as owned in this column assumes the exercise of all currently-exercisable options and warrants held by the applicable person or group. Each percentage shown in this column assumes the exercise of all such options and warrants by the applicable person or group, but assumes that no options, warrants held by any other persons are exercised or converted.

(2) Includes 181,245 shares held by the Irrevocable Trust No. 7 for the benefit of the Francis E. O'Donnell, Jr., M.D. Trust or shares held by the Francis E. O'Donnell, Jr. Descendants Trust. Ms. Kathleen M. O'Donnell, the sister of Dr. O'Donnell, is trustee of both Trusts. Dr. O'Donnell disclaims beneficial ownership of such shares.

(3) Includes options (and 45,000 warrants in the case of Mr. Numann) to acquire shares of common stock which are now exercisable or will first become exercisable on or before June 30, 2001, as follows: Dr. O'Donnell (90,000); Mr. Farris (395,834); Mr. Pieroni (70,000); Mr. Fuller
       (56,562); Mr. Litscher (66,667); Mr. Numann (60,000); Dr. Holladay
       (133,750); Mr. Wilson (66,667); Mr. Dalton (66,667); Ms. Oliver (0); Mr.
       Crowley (132,500) and all directors and executive officers as a group (1,138,647).

(4) Represents (a) the number of actual shares of common stock presently owned by such persons (based on information supplied to LaserSight as of May 14, 2001) and (b) such additional shares of common stock that would have been issuable if TLC had exercised all of its 50,000 warrants at a price of $5.125.

(5) Each share of Series C Preferred Stock is convertible into one share of common stock.

(6) On the basis of voting authority, as of May 14, 2001, a total of 25,563,111 shares of common stock would be outstanding. This amount is composed of (a) 23,563,111 shares of common stock outstanding as of May 14, 2001 and 2,000,000 shares of common stock issuable upon the exercise of the Series C Preferred Stock. Added to this total are the exercisable options and warrants held by the applicable person or group.

(7) Includes 650,000 warrants to acquire shares of common stock that are now exercisable. Of these warrants, 600,000 contain a provision limiting the shareholders' ability to exercise their warrants to the extent that such exercise would result in their owning more than 4.99% of our common stock. This limitation may be waived by them by providing us at least 61 days prior written notice.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange
Act") requires the Company's officers and directors, and persons who own more than 10% of the outstanding Common Stock, to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and over-10% beneficial owners are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, and/or written representations from certain reporting persons that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and over-10% beneficial owners during or with respect to the year ended December 31, 2000 were met except as follows: the Form 3 for Mr. Numann was filed more than 10 days after he became a director (reporting only previously disclosed warrants and stock options received during the year) and Dr. Holladay's Form 5 was filed more than 45 days after December 31, 2000 (reporting only stock options received during the year).

                             EXECUTIVE COMPENSATION

       The following table sets forth summary information concerning the compensation paid or earned for services rendered to LaserSight in all capacities during 1998, 1999 and 2000 for LaserSight's Chief Executive Officer and each of LaserSight's other executive officers serving at December 31, 2000 whose total annual salary and bonus for 2000 exceeded $100,000. No restricted stock or stock appreciation rights were granted and no payouts under any long-term incentive plan were made to any of the named executive officers in 1998, 1999 or 2000. We use the term "named executive officers" to refer collectively to these individuals later in this Proxy Statement.

                           Summary Compensation Table

                                                                                            Long Term
                                                                                          Compensation
                                                      Annual Compensation                    Awards
                                                      -------------------                    ------
                                                                            Other
                                                                            Annual         Securities
                                                                           Compen-         Underlying          All Other
Name and Principal Position        Year      Salary ($)     Bonus ($)       sation      Options/SARs (#)      Compensation
---------------------------        ----      ----------     ---------       ------      ----------------      ------------
Michael R. Farris                  2000       $275,625            --           --             207,549                --
     President and CEO             1999        262,601      $100,406           --             190,000                --
                                   1998        250,000        50,000           --             250,000                --

Jack T. Holladay, M.D. (1)         2000        200,000            --           --              75,000                --
     Medical Director              1999         35,641            --           --             235,000                --

Gregory L. Wilson                  2000        185,000            --           --              50,000                --
     Chief Financial Officer       1999        164,808            --           --             100,000                --
                                   1998        155,400            --           --              25,000           $13,192 (4)

L. Stephen Dalton (2)              2000        161,000            --           --             200,000            23,750 (4)
     Chief Scientific Officer

D. Michael Litscher (3)            2000        156,859            --           --             200,000            30,750 (4)
     Chief Operating Officer

J. Richard Crowley (5)             2000        175,000            --      $26,885 (6)          30,000                --
    Former Chief Operating         1999        162,401            --           --              50,000                --
    Officer                        1998        154,800            --           --                --                  --


(1)    Dr. Holladay joined LaserSight in October 1999 as the Medical Director.

(2) Mr. Dalton joined LaserSight in March 2000 and was named Senior Vice President and Chief Scientific Officer in April 2000.

(3) Mr. Litscher joined LaserSight in February 2000 as the Vice President of Operations and was named Chief Operating Officer in April 2000.

(4)    Consists of relocation allowance paid.

(5) Mr. Crowley was not an executive officer effective in June 2000, but is included as a named executive officer because he would otherwise be among the four highest paid executive officers.

(6)    Consists of commissions based on international laser revenues.

       The following table sets forth certain information concerning stock options granted to the named executive officers during 2000. No SARs were granted during 2000.

                      Option/SAR Grants In Last Fiscal Year

                                                   Individual Grants
                                                   -----------------
                               Number of      % of Total
                               Securities      Options/                                          Potential Realizable
                               Underlying        SARs                                              Value at Assumed
                                Options/      Granted to     Exercise or                         Annual Rates of Stock
                                  SARs       Employees in     Base Price     Expiration         Price Appreciation for
Name                          Granted (#)     Fiscal Year     ($/Share)         Date                  Option Term
----                          -----------     -----------     ---------         ----                  -----------
                                                                                               5% ($)          10% ($)
                                                                                               ------          -------
Michael R. Farris               100,000          6.8%           $5.00          6/9/2005        $226,767        $540,615
                                107,549          7.4%            5.00        12/31/2006         243,886         581,426

Jack T. Holladay, M.D.           75,000          5.1%            5.00          6/9/2005         103,606         228,941

Gregory L. Wilson                50,000          3.4%            5.00          6/9/2005          69,070         152,628

L. Stephen Dalton               100,000          6.8%            8.13          3/6/2005         224,479         496,039
                                100,000          6.8%            5.00          6/9/2005         138,141         305,255

D. Michael Litscher             100,000          6.8%            9.72         2/23/2005         268,518         593,355
                                100,000          6.8%            5.00          6/9/2005         138,141         305,255

J. Richard Crowley               30,000          2.1%            5.00          6/9/2005          41,442          91,577

       The following table sets forth certain information relating to options held by the named executive officers at December 31, 2000:

               Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values

                                                                       Number of Securities
                                                                       Underlying Unexercised      Value of Unexercised
                                                                          Options/SARs at           In-the-Money Options/
                                                                          Year-End(#)(1)          SARs at Year-End ($)(1)(2)
                                                                          --------------          --------------------------
                                    Shares
                                  Acquired on           Value              Exercisable/                 Exercisable/
Name                             Exercise (#)      Realized ($)(1)         Unexercisable                Unexercisable
----                             ------------      ---------------         -------------                -------------
Michael R. Farris                     --                 --               251,250/396,299                   $0/0
Jack T. Holladay, M.D.                --                 --               108,750/201,250                    0/0
Gregory L. Wilson                     --                 --                50,000/125,000                    0/0
L. Stephen Dalton                     --                 --                     0/200,000                    0/0
D. Michael Litscher                   --                 --                     0/200,000                    0/0
J. Richard Crowley                    --                 --               122,500/190,000                    0/0


(1)    No SARs have been issued by LaserSight.
(2) Based on the $1.25 closing price of the common stock on The Nasdaq Stock Market on December 31, 2000 when such price exceeds the exercise price for an option.

Employment Agreements

       In October 1998, LaserSight entered into a revised employment agreement with Mr. Farris, which LaserSight and Mr. Farris further amended in April 1999 (as amended, the "Farris Employment Agreement"). The Farris Employment Agreement provides for a three-year term, an annual base salary beginning at $250,000, increased by 5% each year, a total of 210,000 stock options granted in 1998 and 190,000 stock options granted in 1999. The Farris Employment Agreement also provides an opportunity for an annual cash performance bonus of up to 25% of base salary based upon specific objectives established by the Compensation Committee, and an opportunity for an additional annual cash bonus in an aggregate amount of 20% of base salary if all or a portion of certain events or goals identified from time to time by the Compensation Committee occur or are achieved. If the employment of Mr. Farris is terminated by LaserSight without "cause" or by him with "good reason" (as such terms are defined in the Farris Employment Agreement), Mr. Farris would be entitled to all salary and other benefits under the Farris Employment Agreement through the later of (1) the remaining term of the Agreement or (2) one year after the date of his termination. The Farris Employment Agreement includes non-compete and confidentiality covenants. The Compensation Committee reviews Mr. Farris' employment arrangements from time to time and may grant Mr. Farris additional stock options or otherwise modify his employment arrangements in the future based on those reviews.

       In October 1999, LaserSight entered into an employment agreement with Dr. Holladay (the "Holladay Employment Agreement"). The Holladay Employment Agreement provides for a three-year term with automatic renewals of one-year each unless either party provides the other with at least 60 days notice prior to the end of the then current term that such party intends not to renew the agreement, an annual base salary of $200,000 and a grant of 200,000 stock options. The Holladay Employment Agreement includes non-compete and confidentiality covenants. The Compensation Committee reviews Dr. Holladay's employment arrangements from time to time and may grant Dr. Holladay additional stock options or otherwise modify his employment arrangements in the future based on those reviews.

       In February 2000, LaserSight entered into an employment agreement with Mr. Litscher (the "Litscher Employment Agreement"). The Litscher Employment Agreement provides for a three-year term with automatic renewals of one-year each unless either party provides the other with at least 60 days notice prior to the end of the then current term that such party intends not to renew the agreement, an annual base salary of $140,000 and a grant of 100,000 stock options. The Litscher Employment Agreement includes non-compete and confidentiality covenants. Mr. Litscher was named Chief Operating Officer and his annual base salary was subsequently adjusted to $190,000 effective on April 1, 2000. The Compensation Committee reviews Mr. Litscher's employment arrangements from time to time and may grant Mr. Litscher additional stock options or otherwise modify his employment arrangements in the future based on those reviews.

       In March 2000, LaserSight entered into an employment agreement with Mr. Dalton (the "Dalton Employment Agreement"). The Dalton Employment Agreement provides for a three-year term with automatic renewals of one-year each unless either party provides the other with at least 60 days notice prior to the end of the then current term that such party intends not to renew the agreement, an annual base salary of $200,000 and a grant of 100,000 stock options. The Dalton Employment Agreement includes non-compete and confidentiality covenants. The Compensation Committee reviews Mr. Dalton's employment arrangements from time to time and may grant Mr. Dalton additional stock options or otherwise modify his employment arrangements in the future based on those reviews.

Relocation Agreement

       In October 1999, LaserSight entered into a relocation agreement with Mr. Wilson (the "Wilson Relocation Agreement"). The Wilson Relocation Agreement provides for a severance payment of one year's compensation if his employment is terminated without cause, as defined in the Wilson Relocation Agreement, subsequent to his relocation to Orlando, Florida.

Transition Agreement

       In November 2000, LaserSight entered into a transition agreement with Mr. Crowley (the "Crowley Transition Agreement"). Pursuant to the terms of the Crowley Transition Agreement, Mr. Crowley and LaserSight mutually agreed that Mr. Crowley's employment with LaserSight will terminate as of June 30, 2001. During the period commencing on July 1, 2001 and continuing until December 31, 2001, Mr. Crowley will continue to receive his base salary at the annual rate of $175,000.

Compensation Committee Interlocks and Insider Participation

       During 2000, the Compensation Committee consisted of Mr. Jonas and Ms. Bakker until her resignation from the board in March 2000. After that time, the role of the Compensation Committee was performed by the board of directors as a whole. None of the members of this committee were employees of LaserSight while serving on this committee; however, Mr. Jonas and Ms. Bakker had certain relationships and related transactions which require disclosure in this Proxy Statement under applicable federal securities laws. See "Certain Relationships and Related Transactions --TLC Laser Sales," "--TLC License Agreement," "--1999 Private Placement," and "--TLC Private Placement.

       After March 2000, the role of the Compensation Committee was performed by the board of directors as a whole. As a result, Mr. Farris and Mr. Litscher, who were officers of LaserSight during 2000, and Mr. Pieroni, who from November 1995 to September 1996 served as President of LaserSight's TFG subsidiary, participated in certain deliberations regarding the compensation of LaserSight's executive officers. Neither Mr. Farris nor Mr. Litscher participated in the board of director's deliberations regarding their respective compensation.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee of the Board of Directors, composed of independent outside directors, is responsible for setting the policies that govern LaserSight's compensation programs, administering LaserSight's equity compensation plans, and establishing the cash compensation of executive officers. Beginning March 2000, the Compensation Committee's duties were performed by the board of directors as a whole. The Compensation Committee's objectives are to establish compensation programs designed to attract, motivate, retain, and reward executives who can lead LaserSight in achieving its long-term business goals in a highly competitive and rapidly changing industry, whose services LaserSight needs to maximize its return to stockholders, and to ensure that management compensation is reasonable in light of LaserSight's objectives, compensation for similar personnel in other companies, and other relevant criteria. The compensation mix for executive officers consists of base salaries, a cash bonus system, and stock option awards. As a result, much of an executive officer's compensation is based upon the financial performance of LaserSight.

       The Compensation Committee periodically establishes each executive officer's base salary based on the committee's evaluation of the officer's performance and contribution in the previous year and on competitive pay practices.

       Mr. Farris' employment agreement was revised in October 1998 after several months of discussion and planning. See "Employment Agreements" above. The Compensation Committee provides for an annual 5% increase in the base salary of Mr. Farris beginning in 1999 and provided for bonus opportunities to be based on specific goals to be defined, including budgeted operations, starting in 1999. The Compensation Committee recommended and the board concurred that Mr. Farris be awarded a $100,406 cash bonus for 1999 resulting from goals achieved during 1999. The Compensation Committee provided written feedback to Mr.
Farris on his performance based on agreed upon goals and a comprehensive rating system for performance. The stock options granted to Mr. Farris during 1998 were the first option grants provided to Mr. Farris since 1995, and were part of a comprehensive, multi-year employment agreement intended to provide Mr. Farris with incentives to lead LaserSight to improved performance.

       The Compensation Committee and the Board of Directors believe that management's ownership of a significant equity interest in LaserSight is a major incentive in building stockholder wealth and aligning the long-term interests of management and stockholders. Stock options, therefore, are granted by the Compensation Committee at option prices not less than the fair market value of common stock on the grant date. Thus stock options have no value unless the share price increases over the fair market value on the date of grant. Option awards contribute to the retention of key executives since executives realize the benefits of options only as they vest based on tenure after the grant. The Compensation Committee determines which employees receive stock option grants by evaluating the responsibilities and relative positions of key employees in comparison to like or similar positions at competitor companies.

       Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a corporation's Chief Executive Officer or four other most-highly compensated executive officers named in the proxy statement. The Compensation Committee has reviewed the possible effect on LaserSight of Section 162(m), and it does not believe that such section will be applicable to LaserSight in the foreseeable future, but will review compensation practices as circumstances warrant. In that connection, the Equity Incentive Plan made it possible for LaserSight to satisfy the conditions for an exemption from Section 162(m)'s deduction limit. However, other characteristics of a grant affect whether or not compensation received from a stock option is counted in determining whether an executive officer has received compensation in excess of $1 million.

THE COMPENSATION COMMITTEE

Francis E. O'Donnell, Jr., M.D.
Terry A. Fuller, Ph.D.
David T. Pieroni
Guy W. Numann
Michael R. Farris
D. Michael Litscher

                            REPORT OF AUDIT COMMITTEE

       LaserSight's Audit Committee serves, on behalf of the board of directors, as an independent and objective party, responsible for:

    o  recommending the appointment of independent accountants;

    o reviewing the arrangements for and scope of the audit by independent accountants;

    o  reviewing the independence of the independent accountants;

    o considering the adequacy of the system of internal accounting controls and reviewing any proposed corrective actions;

    o discussing with management and the independent accountants LaserSight's draft annual financial statements and key accounting and/or reporting matters; and

    o  reviewing the terms of potential acquisitions.

       LaserSight adopted a formal written audit committee charter on June 9, 2000, a copy of which is attached to this Proxy Statement as Appendix A. The Audit and Finance Committee consisted of Messrs. Pieroni, Fuller and Ms. Bakker until March 2000, when Ms. Bakker left the board. Mr. Numann joined the committee upon his election to the board on June 9, 2000. In 2000, the Audit Committee met five times.

       The board of directors reasonably believes that each of the members of the Audit Committee are financially literate, and one or more of the members of the Audit Committee has accounting or related financial management expertise.

Nevertheless, members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of auditing or accounting, including with respect to auditor independence. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls, and for the preparation of LaserSight's financial statements in conformity with generally accepted accounting principles. Likewise, LaserSight's independent auditors are responsible for auditing LaserSight's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that:

    o management has maintained appropriate accounting and financial reporting principles or appropriate internal control procedures designed to assure compliance with accounting standards and applicable laws and regulations; or

    o the audit of LaserSight's financial statements has been carried out in accordance with generally accepted auditing standards or applicable laws and regulations.

         In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report on Form 10-K with management. The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the committee has discussed with the independent auditors the auditors' independence from management and LaserSight including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1. When considering LaserSight's independent auditor's independence, the Audit Committee considered management's confirmations with respect to certain services performed for LaserSight by the independent auditors, including non-auditing services. The Audit Committee also considered the amount of fees paid to the independent auditors for audit and non-audit services.

         The committee discussed with Lasersight's independent auditors the overall scope and plans for their audit. The committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the LaserSight's internal controls, and the overall quality of the LaserSight's financial reporting.

         In reliance on the reviews and meetings, discussions and reports referred to above, and subject to the limitations on the Audit Committee's role and responsibilities referred to above and in the Audit Committee's charter, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in LaserSight's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The committee and the board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

THE AUDIT COMMITTEE

David T. Pieroni, Chairman
Terry A. Fuller, Ph.D.
Guy W. Numann

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to LaserSight for the year ended December 31, 2000 by LaserSight's principal accounting firm, KPMG
LLP:

Audit and 10-Q Fees                                  $ 185,155
Financial Information Systems Design
and Implementation Fees                                   None
All Other Fees                                       $  64,956 (a)(b)
                                                     ---------
                                                     $ 250,111
(a) Includes fees for tax consulting and other non-audit services.
(b) The audit committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

Performance Information

         The following graph compares the performance of LaserSight's cumulative stockholder return at December 31 of each year between 1995 and 2000 with stockholder returns on (1) the Nasdaq National Market Composite Index and (2) the Nasdaq Medical Devices, Instruments and Supplies, Manufacturers and Distributors Index. The graph assumes that the value of the investment in the common stock and each index was $100 at December 31, 1995 and that all dividends, if any, were reinvested.

EDGAR REPRESENTATION OF DATA POINTS IN PRINTED GRAPHIC.



                                      Base Point       Return         Return          Return         Return          Return
Company/Index Name                       1995           1996           1997            1998           1999            2000
------------------                       ----           ----           ----            ----           ----            ----
LaserSight Incorporated                   100            50              21             37              76              10

Nasdaq Medical Devices, Instruments
and Supplies, Manufacturers and
Distributors                              100            94             107            120             146             151

Nasdaq National Market                    100           123             151            213             395             238


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       LaserSight Centers. In March 1997, pursuant to an amendment to a previously-reported 1993 acquisition agreement (as so amended, the "Amended Centers Agreement"), LaserSight issued 625,000 unregistered shares of common stock to a group of former stockholders and former optionholders (the "Former Centers Holders") of LaserSight Centers Incorporated ("LaserSight Centers"), a developmental stage company that LaserSight acquired in April 1993 and through which LaserSight intends to begin to provide services for ophthalmic laser surgical centers using excimer and other lasers. The Amended Centers Agreement also provides for issuance of up to 600,000 additional shares of common stock (the "Earnout Shares") to the Former Centers Holders to the extent that a revised earnout, as described below, is satisfied through March 31, 2002. Trusts for the benefit of Dr. O'Donnell, the Chairman of the Board of LaserSight, or his descendants (collectively, the "O'Donnell Trusts") received 226,644 (approximately 36%) of the 625,000 shares issued and would be entitled to receive the same percentage of any additional shares issued.

       Under the Amended Centers Agreement, Earnout Shares are issuable at the rate of one share of common stock per $4.00 of PRK Earnings (as defined) received by LaserSight through March 31, 2002. No Earnout Shares have become issuable as of the date of this Proxy Statement. For this purpose, the following items are considered revenue: (1) per procedure revenues received by LaserSight in connection with the utilization of a fixed or mobile excimer laser owned or operated by LaserSight to perform photorefractive keratectomy, or PRK, and treat myopia, astigmatism and hyperopia; (2) certain revenues received by LaserSight from managed care companies or employers for arranging the delivery of PRK, and
(3) any royalties received by LaserSight on account of patents assigned to LaserSight Centers. The Amended Centers Agreement excludes the following from the computation of PRK Earnings: (1) revenues derived from the manufacture and servicing of excimer lasers, (2) fees from patents not assigned to LaserSight Centers, (3) managed care fees for non-PRK services, and (4) revenues from non-excimer procedures. Management of LaserSight believes that these exclusions will benefit LaserSight by eliminating uncertainty as to how the LaserSight Centers earnout is to be computed. In addition, LaserSight is no longer required to use LaserSight Centers as its exclusive representative in the U.S. and Canada for the sale and distribution of ophthalmic refractive lasers or related refractive procedures. However, it may be in the interest of Dr. O'Donnell for LaserSight to pursue business strategies that maximize the issuance of Earnout Shares.

       In March 1997, LaserSight also amended its previously-reported royalty agreement (as so amended, the "Amended Royalty Agreement") with Laser Partners, a Florida general partnership, that it had entered into shortly before the LaserSight Centers acquisition. The Amended Royalty Agreement reduces the maximum per eye royalty to be paid by LaserSight from $86 to $43, and delays the commencement of such royalty payments until after March 2002 or, if sooner, the delivery of all of the 600,000 shares contingently issuable under the earnout provisions of the Amended Centers Agreement. LaserSight's obligations under the Amended Royalty Agreement are perpetual. LaserSight understands that one of the O'Donnell Trusts is a partner of Laser Partners with a 36% partnership interest.

       The Amended Royalty Agreement provides that LaserSight is not required to pay a royalty in connection with any of the following: (1) procedures which do not involve both an excimer laser and PRK, (2) laser procedures performed by a third party in connection with any license granted by LaserSight, and (3) laser procedures performed pursuant to a contract with a managed care company or an employer, pursuant to which LaserSight agrees to arrange for the delivery of eye care services other than PRK or for eye care services which include PRK without any identifiable fee attributable thereto. The management of LaserSight believes that these exclusions reduce the scope of LaserSight's obligation to make royalty payments. It may be in the interest of Dr. O'Donnell for LaserSight to pursue business strategies that maximize such royalty payments, however, in late 2000, management abandoned the LaserSight Centers mobile laser strategy due to industry conditions and our increased focus on development and commercialization of our refractive products.

       Consulting Arrangement. In May 1997, LaserSight's LaserSight
Technologies subsidiary entered into an agreement, effective as of January 1, 1997, with Dr. Byron A. Santos, an ophthalmologist employed by the O'Donnell Eye Institute, a corporation of which Dr. O'Donnell, the Chairman of the Board of LaserSight, is the Medical Director and owner. The amount that became payable to Dr. Santos under this agreement during 2000 was $96,000. Under the agreement, Dr. Santos is required to be available to provide a minimum of 40 hours of services each month. Such services have related to the development of the LaserScan 2000 excimer laser system, the development of clinical protocols, and training and other consulting services. The agreement provides for a term ending December 31, 2002, subject to LaserSight Technologies' right to terminate the agreement in the event that Dr. Santos fails to perform in accordance with the terms of the agreement.

       TLC License Agreement. In October 1998, LaserSight entered into an agreement with a subsidiary of TLC that grants LaserSight an exclusive license under U.S. Patent No. 5,630,810 relating to a treatment method for preventing formation of central islands during laser surgery. Central islands are a problem generally associated with laser refractive surgery performed with broad beam laser systems used to ablate corneal tissue. LaserSight has agreed during the term of the patent license agreement to pay TLC 20% of the aggregate net royalties it receives in the future from licensing of the TLC patent and certain other patents owned by LaserSight.

       TLC Laser System Sales. During 2000, 1999 and 1998, LaserSight sold one, nine and three laser systems, respectively, for $375,000, $2,700,000 and $900,000, respectively, to TLC. In addition, $1,396,000 and $306,000 of keratome related products were sold to TLC during 2000 and 1999, respectively. LaserSight has received full payment for the products sold through 1999 and the majority of keratome related products sold in 2000; the balance of the 2000 sales is in accounts receivable.

       Sale of Laser System. As previously reported, in 2000, LaserSight sold one of its laser systems to a company affiliated with Dr. O'Donnell at a price of $240,000. This amount is included in accounts receivable.

       1999 Private Placement. In connection with LaserSight's March 1999 private placement transaction, TLC purchased 500,000 shares of common stock and received warrants to purchase 50,000 shares of common stock with an exercise price of $5.125 per share. Gary F. Jonas, formerly Executive Vice President, Strategic Growth of TLC, was a member of LaserSight's Board of Directors until December 2000.

       TLC Private Placement. In connection with a private placement transaction, which was completed on January 31, 2000, TLC purchased 1,015,873 shares of common stock for an aggregate purchase price of $10,000,000. Gary F. Jonas, formerly Executive Vice President, Strategic Growth of TLC, was a member of LaserSight's Board of Directors until December 2000.

                                 PROPOSAL NO. 2:
                       AMENDMENT TO EQUITY INCENTIVE PLAN

       The Equity Incentive Plan was approved by LaserSight's stockholders in June 1996 and amended in June 1998, June 1999 and June 2000. The Board of Directors has unanimously approved an amendment and restatement of the Equity Incentive Plan (as so amended and restated, the "Amended and Restated Equity Incentive Plan"), subject to the approval of LaserSight's stockholders. The only change reflected in the Amended and Restated Equity Incentive Plan is an increase in the aggregate number of shares of common stock available for delivery under the Amended and Restated Equity Incentive Plan from 3,750,000 to 5,250,000. As of April 30, 2001, only 108,000 shares remained available for future grants and awards under the Equity Incentive Plan. The number of options granted under the Equity Incentive Plan during 1999 and 2000 was 1,121,000 and 1,460,049, respectively, and 459,000 options have been granted under the Equity Incentive Plan this year through April 30, 2001. During 2000 and during 2001 to date, no shares were granted to outside consultants who were eligible to receive shares under the Equity Incentive Plan. As of April 30, 2001, the aggregate number of outstanding options and shares granted under the Equity Incentive Plan was 3,354,604 and the aggregate market value of the underlying shares of common stock was $8,587,786 (based on a closing price of $2.56 as of such date).

       If the Amended and Restated Equity Incentive Plan is not approved by LaserSight's stockholders, awards will be limited to those available in accordance with the terms of the current Equity Incentive Plan.

       The summary of the Amended and Restated Equity Incentive Plan that appears below is qualified in its entirety by reference to the full text of the plan document, a copy of which is available upon request from LaserSight's secretary.

       Purpose of Plan. The Amended and Restated Equity Incentive Plan is intended to allow employees and consultants to acquire or increase equity ownership in LaserSight, thereby strengthening their commitment to the success of LaserSight and stimulating their efforts on behalf of LaserSight, and to assist LaserSight in attracting new employees and consultants and retaining existing employees and consultants.

       Types of Awards. Under the Amended and Restated Equity Incentive Plan, the Compensation Committee would be authorized to grant nonqualified stock options, incentive stock options, stock appreciation rights, limited stock appreciation rights, or LSARs, shares of restricted common stock, or "restricted shares", performance shares, and shares of common stock awarded as a bonus (all of the foregoing collectively, "Awards").

       Eligibility. All employees (including officers) and consultants of LaserSight are eligible to receive Awards. The Amended and Restated Equity Incentive Plan provides that no employee may receive Awards covering an aggregate of more than 750,000 shares of common stock during any year. The Compensation Committee is authorized, subject to certain limits specified in the Amended and Restated Equity Incentive Plan, to determine to whom and on what terms and conditions Awards shall be made.

       Number of Shares Issuable. The Amended and Restated Equity Incentive Plan would provide for the issuance of up to 5,250,000 shares of common stock, as compared to the current limit of 3,750,000 shares, subject to anti-dilution adjustments.

       Stock Options. Options must be granted at an exercise price of no less than 100% of the fair market value of a share of common stock on the date of grant. Unless otherwise specified by the Compensation Committee, options will become exercisable in four annual installments of 25% beginning on the first anniversary of the grant date. The option exercise price may be paid by any one or more of the following methods: (1) cash or, if approved in advance by the Compensation Committee, (2) a "cashless" exercise pursuant to a sale through a broker of a portion of the shares covered by the option. Options may be granted as either (1) nonstatutory options upon exercise of which grantees would recognize ordinary taxable income, and LaserSight would be entitled to a compensation expense deduction or (2) as incentive stock options (ISOs) which, subject to certain conditions, would not result in the recognition of taxable income by the grantee upon exercise, nor a compensation deduction to LaserSight until the shares are disposed of by the grantee.

       SARs. An award of a stock appreciation right entitles the grantee to receive a payment equal to the appreciation in value of the common stock over the strike price. The strike price will equal either (i) at least 100% of the fair market value of the common stock on the grant date of the SAR, or (ii) if the SAR is linked to an option, the exercise price of such option. The amount of appreciation will be payable in cash or common stock.

       Restricted Shares. Restricted shares will be forfeited if the conditions set by the Compensation Committee have not been satisfied or waived. The Compensation Committee will determine whether or not a grantee shall be required to pay for such restricted shares and, if so, what the price shall be.

       Performance Shares. To the extent that the performance goals specified by the Compensation Committee, such as stock price, market share, sales, earnings per share, and return on equity, in a grant of performance shares have been achieved, then a benefit shall be paid after the end of the performance-measuring period specified by the Compensation Committee. The amount of the benefit is based upon the percentage attainment of the performance goals multiplied by the value of a share of common stock at the end of the performance period. No benefit will be payable if the minimum performance goals have not been met.

       LSARs. LSARs may in the discretion of the Compensation Committee be granted with any option or stock appreciation right, either in connection with the original grant or at any later date.

       Termination of Employment. Unless otherwise approved by the Compensation Committee, if a grantee's employment is terminated for cause, all unexercised options (and any associated LSARs) and SARs will immediately terminate and unvested restricted shares and performance shares will be forfeited. In the event of death or permanent disability, any restricted shares will be vested, any unexercised options (and any associated LSARs) or SARs, whether or not previously exercisable, may be exercised by a beneficiary for six months after the date of death or disability, and any unexercised performance shares may be exercised for one year thereafter, provided that if a performance-measuring period has not ended, the benefit will be pro-rated. If a grantee terminates for any other reason, restricted shares will be forfeited, any unexercised option (and any associated LSARs) or SARs may be exercised for 30 days following the date of termination, and any unexercised performance shares may be exercised only as determined by the Compensation Committee.

       Other. Options and SARs will have a maximum term of 10 years. In the event of a "Change in Control" of LaserSight, restricted shares will become nonforfeitable, all other Awards will become exercisable. The Amended and Restated Equity Incentive Plan may be amended by the Board without stockholder approval unless stockholder approval is required by federal securities law or the listing requirements of a securities exchange on which any of LaserSight's equity securities are listed. The Amended and Restated Equity Incentive Plan will terminate on January 19, 2006. For purposes of this paragraph "Change of Control" means, generally (1) certain acquisitions of the beneficial ownership of 25% or more of the then-outstanding common stock, (2) certain changes in the composition of the Board, and (3) certain transactions whereby stockholders who immediately before such transaction do not, immediately, thereafter, beneficially own, directly or indirectly, more than 60% of the then-outstanding common stock, and the sale or other disposition of all or substantially all of the assets of LaserSight or the dissolution or liquidation of LaserSight.

       Tax Implications. Under present law, the following are the federal tax consequences generally arising with respect to awards granted under the Amended and Restated Equity Incentive Plan. The grant of an option or an SAR will create no tax consequences for the grantee or LaserSight. The grantee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply) and LaserSight will recognize no deduction when the ISO is exercised. Upon exercising a non-qualified option or SAR, the grantee must recognize ordinary income equal to the difference between (1) the exercise price of the option or the strike price for an SAR, as applicable, and (2) and the fair market value of the common stock on the date of exercise; LaserSight will be entitled to a deduction for the same amount. With respect to other Awards under the Amended and Restated Equity Incentive Plan that are either transferable or not subject to a substantial risk of forfeiture, the grantee must recognize ordinary income equal to the fair market value of the shares or other property received. With respect to awards that are settled in stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the grantee recognizes ordinary income when the shares or other property become transferable or not subject to a substantial risk of forfeiture, whichever occurs first.

Plan Benefits

       Except as described below, LaserSight has not yet determined which persons will receive any of the awards which will be based on the additional 1,500,000 shares proposed to be made available under the Amended and Restated Equity Incentive Plan. As of April 30, 2001, the only awards that have been made under the Equity Incentive Plan are stock options except for stock grants made to outside consultants in the aggregate amount of 40,000 shares. The table below sets forth the number of stock options outstanding as of April 30, 2001, that have been granted under the Equity Incentive Plan to the persons and groups listed in the table. As of April 30, 2001, 257,690 options have been exercised.


Name and Position                                                                No. of Options
-----------------                                                                --------------
Michael R. Farris (President and CEO)                                                647,549
Jack T. Holladay, M.D. (Medical Director of LaserSight Technologies)                 310,000
Gregory L. Wilson (Chief Financial Officer)                                          225,000
D. Michael Litscher (Chief Operating Officer)                                        205,000
L. Stephen Dalton (Chief Scientific Officer)                                         205,000
Christine A. Oliver (Sr. Vice President, Sales & Marketing)                          105,000
J. Richard Crowley (Former Chief Operating Officer)                                  160,000
All current executive officers as a group                                          1,857,549
All directors as a group (in consulting capacity)                                      8,750
All employees (excluding executive officers) as a group                            1,866,299


       No associate (as defined in the SEC's rules) of any of the persons named or described in the table above has received any stock options under the Equity Incentive Plan. The persons who have received 5% or more of the 3,750,000 options currently available for awards under the Equity Incentive Plan and the number of options received by them are as follows: Michael Farris (647,549); Jack T. Holladay (310,000); Gregory L. Wilson (225,000); D. Michael Litscher (205,000) and L. Stephen Dalton (205,000).

         The Board of Directors recommends that stockholders vote "FOR"
                       the Equity Incentive Plan Proposal.

                                 PROPOSAL NO. 3:
                              INDEPENDENT AUDITORS

       The Board of Directors recommends that stockholders ratify the appointment of KPMG LLP by voting "FOR" ratification of KPMG LLP as LaserSight's auditors for the 2001 fiscal year. In the event such selection is not ratified, the Board of Directors will reconsider its selection.

       KPMG LLP has audited LaserSight's financial statements for fiscal years 1995 through 2000. Representatives of KPMG LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                     The Board of Directors recommends that
           stockholders vote "FOR" the Auditor Ratification Proposal.

                              STOCKHOLDER PROPOSALS

Stockholder Proposals, In General

       LaserSight's bylaws provide that stockholder nominations for persons for election to LaserSight's board of directors and proposals for business to be considered at an annual stockholders meeting must satisfy certain conditions including submitting notice to LaserSight not more than 120 days or less than 90 days prior to the anniversary of the preceding year's annual meeting of stockholders; provided, however, that if the date of the 2002 Annual Meeting of Stockholders is changed by more than 30 calendar days from the date of the 2001 Annual Meeting of Stockholders, notice of any such stockholder proposals must be received by LaserSight not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Based upon a 2001 Annual Meeting date of July 12, 2001, if a stockholder intends to present such a nomination or proposal at the 2002 Annual Meeting of Stockholders but does not seek inclusion of the nomination or proposal in LaserSight's proxy statement for such meeting, LaserSight must receive the nomination or proposal after March 14, 2002 and before April 13, 2002 for it to be considered timely received. If notice of a stockholder nomination or proposal is timely received, as described above, the holders of proxies solicited in connection with LaserSight's proxy statement for such meeting can exercise discretionary authority with respect to such proposal only to the extent permitted by the regulations of the Securities and Exchange Commission. If notice of a stockholder nomination or proposal is not timely received, such holders of proxies can exercise discretionary authority with respect to the proposal.

       All stockholder proposals must contain all of the information required under LaserSight's Bylaws, a copy of which is available, at no charge, from the Secretary, and should be sent to LaserSight Incorporated, 3300 University Boulevard, Suite 140, Winter Park, Florida 32792, addressed to the attention of Gregory L. Wilson, Secretary.

Stockholder Proposals For Inclusion In The Proxy Statement For The 2002 Annual Meeting

       In order to be considered for inclusion in LaserSight's proxy materials for the 2002 Annual Meeting of Stockholders, any stockholder proposals must be received by LaserSight no later than February 5, 2002. Proposals should be sent to LaserSight Incorporated 3300 University Boulevard, Suite 140, Winter Park, Florida 32792, addressed to the attention of Gregory L. Wilson, Secretary.


                                  OTHER MATTERS

       The Board of Directors of LaserSight is not aware that any matter other than those listed in the Notice of Meeting is to be presented for action at the Annual Meeting. If any of the Board's nominees is unavailable for election as a director or any other matter should properly come before the meeting, it is intended that votes will be cast pursuant to the Proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.

                                       By Order of the Board of Directors,

                                       Gregory L. Wilson
                                       Secretary


Winter Park, Florida
June 5, 2001

                                                                APPENDIX A

                             LASERSIGHT INCORPORATED
                             AUDIT COMMITTEE CHARTER

PURPOSE

       The Audit Committee is appointed by the Board of Directors of LaserSight Incorporated (the "Board") to assist the Board in monitoring (1) the integrity of the financial statements of LaserSight Incorporated and Subsidiaries, (2) the compliance by LaserSight with legal and regulatory requirements and LaserSight policies, and (3) the independence and performance of LaserSight's outside auditors.

ORGANIZATION

       The Audit Committee shall be comprised of three members of the Board. The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq National Market or other exchange where LaserSight's shares are traded. The members and the Chairman of the Audit Committee shall be appointed by the Board. The Audit Committee shall meet when called by the Chairman, but at least four times a year.

DUTIES AND RESPONSIBILITIES

       While the Audit Committee has the responsibilities and powers set forth in this Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that LaserSight's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and LaserSight's policies.

The Board and Audit Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor (or to nominate the independent auditor for stockholder approval in any proxy statement). The independent auditor is ultimately accountable to the Board and the Audit Committee, as representatives of LaserSight's stockholders.

To fulfill its duties and responsibilities, the Audit Committee shall:

General Responsibilities
------------------------

    o Make regular reports to the Board with such recommendations as the Committee may deem appropriate.

    o Review and reassess the adequacy of this Charter annually and recommend changes to the Board for approval.

    o Meet at least annually with the chief financial officer, the senior accounting executive and the independent auditor in separate executive sessions.

    o Assist the Board in satisfying its responsibilities to the stockholders with respect to matters relating to LaserSight's accounting, financial reporting, audit, legal compliance, and internal control practices.

Internal Control
----------------

    o Review with management and independent accountants the quality and adequacy of internal controls.

Financial Reporting Process
---------------------------

    o Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect LaserSight's financial statements.

    o Review with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of LaserSight's financial statements.

    o Review with management and the independent auditor LaserSight's quarterly financial statements and press release prior to release of quarterly earnings.

    o Review LaserSight's major financial risk exposures and the steps management has taken to monitor and control such exposures.

    o Review major changes to LaserSight's accounting principles and practices as suggested by the independent auditor or management.

Review of Process for Company Compliance with Laws, Regulations and Policies
----------------------------------------------------------------------------

    o Review with LaserSight's counsel annually, legal matters that may have a material impact on the financial statements, LaserSight's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

Independent Accountants.
-----------------------

    o Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

    o Receive from the independent auditors a formal written statement delineating all relationships between the independent auditor and LaserSight (consistent with Independence Standards Board Standard 1).

    o Receive periodic reports, at least annually, from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, including discussion of any disclosed relationships or services that may impact the objectivity and independence of the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

    o Review with management and the independent auditor prior to the audit planning, staffing and budget for the audit.

    o Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

    o Review with the independent auditor any problems or difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information and any management letter provided by the auditor and LaserSight's response to that letter.

    o Obtain from the independent auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

ADDITIONAL AUTHORITIES

   o The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Audit Committee. The Audit Committee may request any officer or employee of LaserSight or LaserSight's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Audit Committee.

REPORTING RESPONSIBILITIES

   o Prepare the report required by the rules of the Securities and Exchange Commission to be included in LaserSight's annual proxy statement.

                            LASERSIGHT INCORPORATED
                                      PROXY
                  ANNUAL MEETING OF STOCKHOLDERS, JULY 12, 2001

           This Proxy is solicited on behalf of the Board of Directors

       The undersigned hereby (i) appoints Michael R. Farris and Gregory L. Wilson and each of them as proxy holders and attorneys, with full power of substitution to appear and vote all of the shares of common stock of LaserSight Incorporated which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of LaserSight, to be held on Thursday, July 12, 2001 at 10:00 a.m. EDT, and at any adjournments thereof, hereby revoking any and all proxies previously given and (ii) authorizes and directs said proxy holders to vote all of the shares of common stock of LaserSight represented by this proxy as indicated on this proxy and in the discretion of the proxy holder with regard to any other matter that properly comes before the meeting. If no directions are given below, said shares will be voted "FOR" Items 1, 2 and 3.

(1) ELECTION OF DIRECTORS. Michael R. Farris; Terry A. Fuller, Ph.D.; D. Michael Litscher; Guy W. Numann; Francis E. O'Donnell, Jr., M.D.; and David T. Pieroni.

       [ ] FOR all nominees listed           [ ] WITHHOLD AUTHORITY
           (except as marked to the              to vote for the nominees listed
           contrary below)


       (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.)

------------------------------------------------------------------------------

(2)    Approve Amendment to
         Equity Incentive Plan       [ ] FOR       [ ] AGAINST     [ ] ABSTAIN
(3)    Ratify appointment of
         independent auditors        [ ] FOR       [ ] AGAINST     [ ] ABSTAIN
(4)    In their discretion to act
         on any other matters which
         may properly come before the
         Annual meeting.
                                   Please date, sign and return promptly in the accompanying envelope.
                                   Dated: ____________________________, 2001

                                          ----------------------------

                                          ----------------------------
                                                   (If held jointly)

                                       Your signature should be exactly the same as the name imprinted herein. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, each joint owner must sign.

         The Board of Directors Recommends You Vote FOR the Above Proposals.

                             LASERSIGHT INCORPORATED
                                      PROXY
                  ANNUAL MEETING OF STOCKHOLDERS, JULY 12, 2001

           This Proxy is solicited on behalf of the Board of Directors from the holders of Series C Preferred Stock

       The undersigned hereby (i) appoints Michael R. Farris and Gregory L. Wilson and each of them as proxy holders and attorneys, with full power of substitution to appear and vote all of the shares of common stock of LaserSight Incorporated which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of LaserSight, to be held on Thursday, July 12, 2001 at 10:00 a.m. EDT, and at any adjournments thereof, hereby revoking any and all proxies previously given and (ii) authorizes and directs said proxy holders to vote all of the shares of Series C Preferred Stock of LaserSight represented by this proxy as indicated on this proxy and in the discretion of the proxy holder with regard to any other matter that properly comes before the meeting. If no directions are given below, said shares will be voted "FOR" Items 1, 2 and 3.

(1) ELECTION OF DIRECTORS. Michael R. Farris; Terry A. Fuller, Ph.D.; D. Michael Litscher; Guy W. Numann; Francis E. O'Donnell, Jr., M.D.; and David T. Pieroni.


       [ ] FOR all nominees listed           [ ] WITHHOLD AUTHORITY
           (except as marked to the              to vote for the nominees listed
           contrary below)


       (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.)

------------------------------------------------------------------------------

(2)    Approve Amendment to
         Equity Incentive Plan     [ ] FOR        [ ] AGAINST        [ ] ABSTAIN
(3)    Ratify appointment of
         independent auditors      [ ] FOR        [ ] AGAINST        [ ] ABSTAIN
(4)    In their discretion to act
         on any other matters which
         may properly come before the
         Annual meeting.
                                    Please date, sign and return promptly in the accompanying envelope.
                                    Dated: ____________________________, 2001

                                           ----------------------------

                                           ----------------------------
                                                (If held jointly)
                                       Your signature should be exactly the same as the name imprinted herein. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, each joint owner must sign.

       The Board of Directors Recommends You Vote FOR the Above Proposals.